Exhibit 99.1

CNX Resources Corporation Announces Private Offering of $500 Million of Senior Notes

PITTSBURGH, September 12, 2022 – CNX Resources Corporation (NYSE: CNX) (“CNX,” “we” or “our”) today announced that it intends, subject to market and other conditions, to offer and sell to eligible purchasers $500 million of senior notes due 2031 (the “Notes”). The Notes will be guaranteed by all of CNX’s wholly owned restricted subsidiaries that guarantee its revolving credit facility.

CNX intends to use the net proceeds of the sale of the Notes (i) to purchase up to $350 million aggregate principal amount (the “Tender Cap”) of its outstanding 7.250% senior notes due 2027 (the “2027 Notes”) pursuant to the tender offer that commenced concurrently with the offering of the Notes and (ii) to repay borrowings under our revolving credit facility, with any remaining proceeds used for general corporate purposes.

The Notes have not been, and will not be, registered under the Securities Act of 1933, as amended (the “Securities Act”), or any state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and the rules promulgated thereunder and applicable state securities laws. The Notes will be offered only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act and non-U.S. persons in transactions outside the United States in reliance on Regulation S under the Securities Act.

CNX is the premier independent natural gas development, production, and midstream company, with operations centered in the major shale formations of the Appalachian basin.

Cautionary Statements:

This press release does not and shall not constitute an offer to sell or the solicitation of an offer to buy any notes, nor shall there be any offer, solicitation or sale of notes in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering may be made only by means of an offering memorandum.

Various statements in this release, including those that express a belief, expectation or intention, may be considered forward-looking statements (as defined in Section 21E of the Securities Exchange Act of 1934, as amended) that involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results.. When we use the words “believe,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “estimate,” “plan,” “predict,” “project,” “will” or their negatives, or other similar expressions, the statements which include those words are usually forward-looking statements. When we describe strategy that involves risks or uncertainties, we are making forward-looking statements. The forward-looking statements in this press release, if any, speak only as of the date of this press release; we disclaim any obligation to update these statements unless required by securities laws and we caution you not to rely on them unduly. We have based these forward-looking statements on our current expectations and assumptions about future events. While our management considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks, contingencies and uncertainties, most of which are difficult to predict and many of which are beyond our control. These risks, contingencies and uncertainties relate to, among other matters, the factors discussed in the 2021 Form 10-K under “Risk Factors,” which is on file at the Securities and Exchange Commission, as updated by any subsequent Form 10-Qs that we file.